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                                                                EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in Lear Corporation's (formerly known as Lear Seating Corporation) Form 8-K dated June 27, 1996 of our report dated August 8, 1995, relating to the consolidated financial statements of Masland Corporation as of June 30, 1995 and July 1, 1994 and for each of the three years in the period ended June 30, 1995. We also consent to incorporation by reference of this report into Lear Corporation previously filed Registration Statements on Form S-8 Nos. 33-55783, 33-57237, 33-59943, 33-61739, 33-62209, 333-01353,
333-03383 and 333-06209 and on Form S-3 Nos. 33-51317, 33-47867, 333-05807,
333-05809. We also consent to the references to us under the headings "Experts" and "Summary Financial Data of Masland Corporation" in Form S-3 Nos. 333-05807 and 333-05809.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Philadelphia, Pennsylvania
July 2, 1996